EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Intcomex, Inc.’s owns 100% of all principal subsidiaries as of December 31, 2009, including the following:

	Subsidiary Name	Jurisdiction
1.	Intcomex Holdings, LLC	Delaware
2.	Intcomex International Holdings Cooperatief U.A.	Netherlands
3.	Intcomex Holdings SPC-I, LLC	Delaware and Mexico (dually-formed)
4.	Centel S.A. de C.V.	Mexico
5.	IFC International, LLC	Delaware
6.	Software Brokers of America, Inc.	Florida
7.	Forza Power Systems LLC	Delaware
8.	Klip Xtreme LLC	Delaware
9.	NEXXT Solutions LLC	Delaware
10.	IXLA Holdings, Ltd.	Cayman Islands
11.	Intcomex Argentina S.R.L.	Argentina
12.	Intcomex S.A.	Chile
13.	Intcomex Iquique S.A.	Chile
14.	Intcomex del Ecuador, S.A.	Ecuador
15.	Hurricane Systems, S.A.	Ecuador
16.	Intcomex Colombia LTDA	Colombia
17.	Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A.	Costa Rica
18.	Intcomex El Salvador, S.A.	El Salvador
19.	Intcomex de Guatemala, S.A.	Guatemala
20.	Intcomex Jamaica Ltd.	Jamaica
21.	Intcomex de las Americas, S.A.	Panama
22.	Computación Monrenca Panama, S.A.	Panama
23.	Intcomex Peru, S.A.C.	Peru
24.	Pontix Trading S.A. (inactive)	Uruguay
25.	Compañía de Servicios IMSC, S. de R.L. de C.V.	Mexico
26.	T.G.M., S.A.	Uruguay
27.	Latin CAS, S.D.	El Salvador
28.	Latin Service, S.A.	Guatemala